Exhibit 1.01

GAMING PARTNERS INTERNATIONAL CORPORATION

Conflict Minerals Inquiry

For the Year Ended December 31, 2017

Gaming Partners International Corporation (“GPIC”) files this Conflict Minerals Inquiry in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). Rule 13p-1 was adopted by the Securities and Exchange Commission to implement reporting and disclosure requirements mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Rule 13p-1 imposes reporting obligations on public companies whose manufactured final products contain one or more conflict minerals that are necessary to the functionality or production of those products.

The information includes the activities of all our majority-owned subsidiaries that are required to be consolidated. GPIC is a manufacturer and distributor whose products principally consist of gaming products (i.e. casino currency, playing cards, table layouts, dice, table accessories, and RFID technology) supplied to the casino industry.

Conflict Minerals Disclosure

In 2013, GPIC developed policies and procedures to determine if any products manufactured or contracted to be manufactured by GPIC included parts, components, or products which contained “Conflict Minerals” (columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, gold, and tungsten) necessary to the product’s generally-expected functions, use, purpose, or production. The policies and procedures were developed in accordance with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals for Conflict-Affected and High-Risk Areas, including Supplements on Tin, Tantalum, and Tungsten, and the Gold Supplement (Third Edition April 2016) (the “OECD Guidance”) for supply chain diligence relating to Conflict Minerals. GPIC conducts an annual evaluation to assess the applicability of Rule 13p-1 relating to the source and chain of custody of necessary Conflict Minerals in our products, originating from mines, refiners, or smelters in the Democratic Republic of Congo and adjoining countries (the “Covered Countries”) that, directly or indirectly, contribute to or finance militant groups in the region.

We have integrated requirements related to the responsible sourcing of minerals with our Conflict Minerals Inquiry Policy, copy of which is publicly available on our website at www.gpigaming.com. Our suppliers are expected to provide the sourcing information to us in accordance with our Conflict Minerals Inquiry Policy.

For the year ended December 31, 2017, GPIC manufactured or contracted to manufacture products. These products, and related components and parts, were then reviewed to determine if they contained or were likely to contain any Conflict Minerals. Based on these reviews, products containing Conflict Minerals necessary to its generally expected function, use, purpose, or production were identified, together with the supplier or suppliers of the relevant products, components, or parts. GPIC determined that the Company’s casino currency products contained a necessary Conflict Mineral, tungsten.

In accordance with Rule 13p-1 requirements and instructions to Form SD, GPIC undertook a reasonable country of origin inquiry of relevant suppliers of the components of casino currency products in our supply chain for the year ended December 31, 2017.

As a company that indirectly purchases raw material to produce gaming products, GPIC is several levels removed from the actual mining and smelting process of Conflict Minerals. GPIC does not make direct purchases of raw ore or unrefined Conflict Minerals and makes no direct purchases in the Covered Countries. Thus, to survey our supply chain, we rely upon our suppliers to provide information on the origin of the materials supplied to us, including the materials supplied through sub-tier suppliers.

GPIC utilized information and templates (the “CMRT”) obtained from the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative relating to Conflict Minerals, including the Conflict Free Smelter Program (“CFSI”), to conduct our inquiry. The CMRT was distributed to all identified suppliers of GPIC’s casino currency products, components, or parts containing, or likely to contain, tungsten to (i) confirm the presence of the minerals in such products, components, or parts, (ii) determine the country of origin of the tungsten used, (iii) determine whether such tungsten was sourced from recycled or scrap materials, and (iv) confirm whether such products, components, or parts were otherwise outside of the supply chain. The CMRT requested information on Conflict Minerals supplied to GPIC during calendar year 2017 and contained representations and certifications as to the source and origin of tungsten in casino currency products. GPIC followed up with suppliers through personal and written communications, as necessary, resulting in a 100% response rate. Suppliers were asked to certify that materials sold to GPIC either (i) do not originate from the Covered Countries, or (ii) are sourced from smelters or refiners validated as compliant to Conflict-Free Sourcing protocol using the CFSI Compliant Smelter and Refiner Lists. Each of our suppliers provided a certification that the tungsten supplied by it did not originate in the Covered Countries, or otherwise came from scrap or recycled sources.

Based upon our review of such certifications received from and other communications with our suppliers, GPIC considers it reasonable to rely upon the representations and certifications obtained. Subject to and in reliance upon such certifications, GPIC has reason to believe that tungsten in our casino currency products did not originate in Covered Countries, or did not come from recycled or scrap sources.

In accordance with our Conflict Minerals Inquiry Policy and related procedures, our working group is continuing to monitor our supply chain and has sought the cooperation and assistance of our suppliers in ensuring that the Conflict Minerals used in our products continue to be sourced reliably and responsibly.

GPIC’s success in making determinations about the potential presence of Conflict Minerals in our products depends upon various factors including, but not limited to, (i) the respective due diligence efforts of our direct suppliers and their supply chain, together with their willingness to provide the requested information, representations, and certifications to us, and (ii) the ability of our suppliers and other entities involved in our supply chain to make determinations consistent with nationally or internationally recognized standards, including OECD Guidance. Our inability to obtain reliable information from any level of our supply chain could have a material impact on our future ability to report on the presence of Conflict Minerals. There is no assurance our suppliers will continue to cooperate with our information inquiries and requests for certifications. Further, there is no assurance our suppliers will provide reliable and timely documentation or other evidence we require to make a reasonable determination with respect to further reasonable country of origin inquiries.

This Conflict Minerals Inquiry is publicly available on our website at www.gpigaming.com. The content of our website is not incorporated by reference into, or deemed part of, this Conflict Minerals Inquiry.